UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

OXIS INTERNATIONAL, INC.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer I.D. No.)
___________________________

4830 West Kennedy Blvd
Suite 600
Tampa, FL 33609
Phone: 800-304-9888
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

N/A
(Former name, former address and former fiscal year, if changed since last report)

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective January 8, 2016, Oxis International, Inc. (the “Company”) entered into agreements to effect the restructuring (the “Restructuring”) of certain unregistered debt and equity securities of the Company that will result in an issuance of up to 28,389,193 shares of common stock of the Company (the “Common Stock”).  In connection with the Restructuring, the Company entered into a note conversion agreement (the “Conversion Agreement”), a warrant exercise agreement (the “Exercise Agreement”) and a preferred stock exchange agreement (the “Exchange Agreement” and, collectively with the Conversion Agreement and the Exercise Agreement, the “Restructuring Agreements”), pursuant to which the Company and certain of the Company’s creditors and investors have agreed that (i) certain outstanding debt of the Company (collectively, the “Debt”) will be converted into shares of Common Stock; (ii) certain outstanding warrants to purchase shares of capital stock of the Company (collectively, the “Warrants”) will be exercised on a cashless basis for shares of Common Stock;  and (iii) certain outstanding shares of Series H Convertible Preferred Stock of the Company (the “Series H Preferred Stock”) and Series I Convertible Preferred Stock of the Company (the “Series I Preferred Stock” and together with the Series H Preferred Stock, the “Preferred Stock”) will be exchanged for shares of Common Stock.  The Conversion Agreement, Exercise Agreement and Exchange Agreement and the transactions contemplated thereby are described in further detail below.

The terms of the Restructuring were determined in negotiations between the Company and certain of the creditors and investors, and were approved by the board of directors. The Company expects that the securities to be issued pursuant the Restructuring will be exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 of Regulation D because, among other reasons, all offerees are “accredited investors” under Section 2(15) of the Securities Act, all participants are existing security holders of the Company, and no general solicitation or public advertisement has been conducted in connection with the Restructuring.  In addition, because all participants are existing security holders of the Company, the Company believes that the exemption under Section 3(a)(9) of the Securities Act would apply.

Restructuring Agreements

Under the Conversion Agreement, certain creditors of the Company holding an aggregate of approximately $15,056,000 (including accrued interest and penalties) of outstanding Debt have agreed to convert all such outstanding Debt into shares of Common Stock at a conversion price of $1.25 per share upon successful completion by the Company of a $6 million financing.  This and all other share prices and stock amounts set forth in this Current Report on Form 8-K are reflected after taking into account the 1-for-250 reverse stock split effected by the Company on December 16, 2015.

In addition, under the Exercise Agreement, certain investors together holding warrants to purchase 12,269,240 shares of capital stock of the Company exchanged such warrants and received one share of Common Stock in exchange for each share of capital stock of the Company underlying the warrants.

Finally, under the Exchange Agreement, certain investors together holding 25,000 shares of Series H Preferred Stock and 1,666,667 shares of Series I Preferred Stock have agreed to convert all such shares of Preferred Stock into an aggregate of 4,075,000 shares of Common Stock upon successful completion by the Company of a $6 million financing.

In total, up to 28,389,193 shares of Common Stock may be issued under the Restructuring Agreements.

Each of the Restructuring Agreements contains a transfer restriction providing that at all times during the one-year period immediately following the Closing (as defined in the Restructuring Agreements), no investor may sell any shares of the Company’s capital stock in excess of the greater of the following volume limitations: (a) on any one day, the number of shares equal to 10% of the Company’s trading volume for the immediately preceding trading day and (b) in any 22 trading day period, the number of shares equal to 10% of the Company’s trading volume for such 22 trading day period.

The Restructuring Agreements terminated the notes, the warrants, and any anti-dilution protection thereunder.  In addition, all creditor and investor parties to the Restructuring Agreements provided a waiver of any and all past defaults and breaches under the Notes, Warrants and Preferred Stock, in consideration of the shares issued pursuant to the Restructuring Agreements.

The foregoing summaries of the Conversion Agreement, the Exercise Agreement and the Exchange Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Conversion Agreement, the Exercise Agreement and the Exchange Agreement, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES
The information called for by this Item 3.02 is incorporated herein by reference to Item 1.01 of this report.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

Exhibit No.	Description

10.1	Note Conversion Agreement
10.2	Warrant Exercise Agreement
10.3	Preferred Stock Exchange Agreement

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxis International, Inc.

Dated: January 8, 2016	By:	/s/ Anthony J. Cataldo
Anthony J. Cataldo		Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Note Conversion Agreement
10.2	Warrant Exercise Agreement
10.3	Preferred Stock Exchange Agreement